               AMENDED AND RESTATED SERVICE PLAN AND AGREEMENT

                                     with

                      OppenheimerFunds Distributor, Inc.

                            For Class A Shares of

                       Oppenheimer Champion Income Fund

This Amended and Restated  SERVICE PLAN AND AGREEMENT (the "Plan") is dated as of the 23rd day of April,  2002, by and between  Oppenheimer  Champion  Income
Fund (the "Fund") and OppenheimerFunds Distributor, Inc. (the "Distributor").

1.    The Plan.  This Plan is the Fund's written  service plan for its Class A
      ---------
Shares  described  in the Fund's  registration  statement  as of the date this
Plan  takes  effect,  contemplated  by and to  comply  with  Rule  2830 of the
Conduct  Rules  of the  National  Association  of  Securities  Dealers,  Inc.,
pursuant to which the Fund will  reimburse  the  Distributor  for a portion of its costs incurred in connection with the personal  service and maintenance of shareholder  accounts  ("Accounts") that hold Class A Shares (the "Shares") of the Fund.  The Fund may be deemed to be acting as  distributor  of  securities of which  it is the  issuer,  pursuant  to Rule  12b-1  under  the  Investment
Company  Act of 1940 (the "1940  Act"),  according  to the terms of this Plan.
The  Distributor  is  authorized  under  the  Plan  to  pay  "Recipients,"  as hereinafter  defined,  for  rendering  services  and  for the  maintenance  of
Accounts.  Such  Recipients are intended to have certain rights as third-party beneficiaries under this Plan.

2.    Definitions.  As used in this Plan,  the following  terms shall have the
      -----------
following meanings:

(a)   "Recipient"  shall mean any broker,  dealer,  bank or other  institution which:  (i) has rendered  services in connection with the personal service and maintenance of Accounts;  (ii) shall furnish the Distributor (on behalf of the
Fund) with such  information as the Distributor  shall  reasonably  request to answer such  questions as may arise  concerning  such  service;  and (iii) has been  selected  by  the  Distributor  to  receive  payments  under  the  Plan.
Notwithstanding  the  foregoing,  a majority  of the Fund's  Board of Trustees
(the  "Board") who are not  "interested  persons" (as defined in the 1940 Act)
and who have no direct or  indirect  financial  interest in the  operation  of this  Plan or in any  agreements  relating  to  this  Plan  (the  "Independent
Trustees")  may remove any  broker,  dealer,  bank or other  institution  as a
Recipient,  whereupon such entity's rights as a third-party beneficiary hereof shall terminate.

(b)   "Qualified  Holdings" shall mean, as to any Recipient,  all Shares owned beneficially  or of record by: (i) such  Recipient,  or (ii) such brokerage or other  customers,  or investment  advisory or other clients of such  Recipient and/or  accounts as to which such  Recipient  is a fiduciary  or  custodian or co-fiduciary or co-custodian (collectively,  the "Customers"), but in no event shall any such Shares be deemed owned by more than one  Recipient for purposes of this  Plan.  In the event  that two  entities  would  otherwise  qualify as
Recipients as to the same Shares,  the Recipient which is the dealer of record on the  Fund's  books  shall be deemed  the  Recipient  as to such  Shares for purposes of this Plan.

3.    Payments.
      ---------

(a) Under the Plan,  the Fund will make  payments to the  Distributor,  within forty-five  (45) days of the end of each  calendar  quarter,  in the amount of the  lesser  of:  (i)  0.25% on an  annual  basis of the  average  during  the calendar  quarter of the aggregate net asset value of the Shares,  computed as of the close of each business day, or (ii) the  Distributor's  actual expenses under  the  Plan  for  that  quarter  of  the  type  approved  by  the  Board.
Notwithstanding  the  foregoing,  the  Fund  will  not  make  payments  to the
Distributor in excess of the amount the  Distributor  pays to Recipients.  The
Distributor  will use  such fee  received  from  the Fund in its  entirety  to reimburse  itself for payments to  Recipients  and for its other  expenditures and costs of the type approved by the Board  incurred in  connection  with the personal  service and maintenance of Accounts  including,  but not limited to, the services  described in the following  paragraph.  The Distributor may make
Plan payments to any  "affiliated  person" (as defined in the 1940 Act) of the
Distributor if such affiliated person qualifies as a Recipient.

The services to be rendered by the  Distributor  and  Recipients in connection with the personal  service and the  maintenance  of Accounts may include,  but shall not be limited to, the following:  answering  routine inquiries from the
Recipient's  customers  concerning  the Fund,  providing  such  customers with information on their investment in Shares,  assisting in the establishment and maintenance  of  accounts  or  sub-accounts  in the Fund,  making  the  Fund's investment  plans and dividend payment options  available,  and providing such other  information  and  customer  liaison  services  and the  maintenance  of
Accounts as the  Distributor  or the Fund may  reasonably  request.  It may be presumed that a Recipient has provided  services  qualifying for  compensation under  the Plan if it has  Qualified  Holdings  of  Shares  to  entitle  it to payments  under the Plan.  In the event  that  either the  Distributor  or the
Board  should  have  reason  to  believe  that,  notwithstanding  the level of
Qualified  Holdings,  a Recipient may not be rendering  appropriate  services, then  the  Distributor,  at  the  request  of the  Board,  shall  require  the
Recipient  to provide a written  report or other  information  to verify  that said  Recipient  is  providing  appropriate  services in this  regard.  If the
Distributor  still  is  not  satisfied,  it  may  take  appropriate  steps  to terminate  the  Recipient's  status as such  under the  Plan,  whereupon  such entity's rights as a third-party beneficiary hereunder shall terminate.

Payments  received by the Distributor from the Fund under the Plan will not be used to pay any interest  expense,  carrying charges or other financial costs, or allocation of overhead by the  Distributor,  or for any other purpose other than for the payments  described in this Section 3. The amount  payable to the
Distributor  each  quarter  will be reduced to the extent  that  reimbursement payments otherwise  permissible under the Plan have not been authorized by the
Board for that quarter.  Any  unreimbursed  expenses  incurred for any quarter by the Distributor may not be recovered in later periods.

The  Distributor  shall  make  payments  to any  Recipient  quarterly,  within forty-five  (45) days of the end of each  calendar  quarter,  at a rate not to exceed 0.25% on an annual basis of the average during the calendar  quarter of the aggregate  net asset value of the Shares  computed as of the close of each business day, of Qualified  Holdings  owned  beneficially  or of record by the
Recipient or by its  Customers.  However,  no such  payments  shall be made to any  Recipient  for any such  quarter in which its  Qualified  Holdings do not equal or exceed,  at the end of such  quarter,  the minimum  amount  ("Minimum
Qualified  Holdings"),  if any,  to be set from time to time by a majority  of the Independent Trustees.

Alternatively,  the  Distributor  may, at its sole option,  make the following service fee payments to any Recipient  quarterly,  within forty-five (45) days of the end of each calendar  quarter:  (A) "Advance Service Fee Payments" at a rate not to exceed  0.25% of the average  during the  calendar  quarter of the aggregate  net asset value of Shares,  computed as of the close of business on the day such Shares are sold,  constituting  Qualified  Holdings,  sold by the
Recipient  during  that  quarter  and owned  beneficially  or of record by the
Recipient or by its Customers,  plus (B) service fee payments at a rate not to exceed 0.25% on an annual basis of the average during the calendar  quarter of the  aggregate  net asset  value of Shares,  computed  as of the close of each business day, constituting  Qualified Holdings owned beneficially or of record by the  Recipient or by its  Customers for a period of more than one (1) year.
At the  Distributor's  sole option,  Advance  Service Fee Payments may be made more often than  quarterly,  and sooner than the end of the calendar  quarter.
In the  event  Shares  are  redeemed  less  than one year  after the date such
Shares  were  sold,   the  Recipient  is  obligated  to  and  will  repay  the
Distributor  on  demand  a pro  rata  portion  of  such  Advance  Service  Fee
Payments,  based on the  ratio of the time  such  Shares  were held to one (1)
year.

A majority of the  Independent  Trustees  may at any time or from time to time increase or decrease and thereafter  adjust the rate of fees to be paid to the
Distributor or to any  Recipient,  but not to exceed the rate set forth above, and/or  increase  or  decrease  the  number  of  shares  constituting  Minimum
Qualified  Holdings.  The  Distributor  shall  notify  all  Recipients  of the
Minimum Qualified  Holdings and the rate of payments  hereunder  applicable to
Recipients,  and shall  provide  each  Recipient  with written  notice  within thirty  (30) days  after any  change in these  provisions.  Inclusion  of such provisions  or a change in such  provisions  in a revised  current  prospectus shall constitute sufficient notice.

(c)   Under  the  Plan,   payments   may  be  made  to   Recipients:   (i)  by
OppenheimerFunds,  Inc.  ("OFI")  from its own  resources  (which may  include profits  derived from the advisory fee it receives from the Fund),  or (ii) by the Distributor (a subsidiary of OFI), from its own resources.

4.    Selection  and  Nomination  of  Trustees.  While this Plan is in effect,
      ----------------------------------------
the selection or  replacement  of  Independent  Trustees and the nomination of those persons to be Trustees of the Fund who are not  "interested  persons" of the Fund shall be committed to the  discretion  of the  Independent  Trustees.
Nothing  herein shall prevent the  Independent  Trustees from  soliciting  the views or the  involvement  of others in such  selection or  nomination  if the final  decision on any such selection and nomination is approved by a majority of the incumbent Independent Trustees.

5.    Reports.  While this Plan is in effect,  the Treasurer of the Fund shall
      -------
provide  at least  quarterly  a  written  report to the  Fund's  Board for its review,  detailing the amount of all payments made pursuant to this Plan,  the identity of the  Recipient  of each such  payment,  and the purposes for which the payments  were made.  The report  shall state  whether all  provisions  of
Section  3 of this  Plan  have  been  complied  with.  The  Distributor  shall annually  certify to the Board the amount of its total expenses  incurred that year with  respect to the  personal  service  and  maintenance  of Accounts in conjunction with the Board's annual review of the continuation of the Plan.

6.    Related  Agreements.  Any  agreement  related  to this Plan  shall be in
      -------------------
writing and shall  provide that:  (i) such  agreement may be terminated at any time,  without  payment  of  any  penalty,  by  vote  of  a  majority  of  the
Independent  Trustees or by a vote of the holders of a "majority"  (as defined in the 1940 Act) of the Fund's  outstanding voting securities of the Class, on not more than sixty days written  notice to any other party to the  agreement;
(ii)  such  agreement  shall  automatically  terminate  in  the  event  of its
"assignment"  (as defined in the 1940 Act); (iii) it shall go into effect when approved by a vote of the Board and its  Independent  Trustees  cast in person at a meeting called for the purpose of voting on such  agreement;  and (iv) it shall,  unless terminated as herein provided,  continue in effect from year to year  only so long as such  continuance  is  specifically  approved  at  least annually  by the  Board  and its  Independent  Trustees  cast in  person  at a meeting called for the purpose of voting on such continuance.

7.    Effectiveness,  Continuation,  Termination and Amendment.  This Plan has
      ---------------------------------------------------------
been  approved  by a vote of the  Independent  Trustees  cast in  person  at a meeting  called  on April 23,  2002 for the  purpose  of voting on this  Plan.
Unless terminated as hereinafter  provided,  it shall continue in effect until renewed by the Board in accordance  with the Rule and thereafter  from year to year  thereafter or as the Board may otherwise  determine only so long as such continuance  is  specifically  approved at least annually by the Board and its
Independent  Trustees  by a vote cast in person  at a meeting  called  for the purpose  of voting on such  continuance.  This Plan may be  terminated  at any time by vote of a majority of the  Independent  Trustees or by the vote of the holders  of  a  "majority"  (as  defined  in  the  1940  Act)  of  the  Fund's outstanding  voting  securities  of Class A. This Plan may not be  amended  to increase  materially the amount of payments to be made without approval of the
Class  A  Shareholders,  in the  manner  described  above,  and  all  material amendments  must be  approved  by a vote of the Board  and of the  Independent
Trustees.

8.    Disclaimer  of  Shareholder  and  Trustee  Liability.   The  Distributor
      -----------------------------------------------------
understands  that the  obligations of the Fund under this Plan are not binding upon any  Trustee or  shareholder  of the Fund  personally,  but bind only the
Fund and the Fund's  property.  The Distributor  represents that it has notice of the  provisions  of the  Declaration  of  Trust  of  the  Fund  disclaiming shareholder and Trustee liability for acts or obligations of the Fund.

Oppenheimer Champion Income Fund

      /s/ Robert G. Zack
By:   _____________________________
      Robert G. Zack
      Vice President and Secretary

OppenheimerFunds Distributor, Inc.

      /s/ Katherine P. Feld
By:   _____________________________
      Katherine P. Feld
      Vice President

MLegal/N1a/190(Champion)/org/190 12b1-A (Amend 042302).doc